UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2013

BALTIC TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34648	98-0637837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On November 26, 2013, Baltic Trading Limited (the “Company”) completed the acquisition of the Baltic Tiger, a 179,185 dwt Capesize vessel.  The Company had agreed to buy the vessel under the terms of agreements that the Company entered into with affiliates of SK Shipping Co. Ltd. to acquire two Capesize drybulk carriers.  The Company paid a total purchase price of approximately $50.5 million for the vessel, which the Company financed with available cash.

Item 7.01.	Regulation FD Disclosure.

The Company intends to refinance part of the Baltic Tiger’s purchase price with proceeds from a credit facility and has received a commitment for a $44 million facility with a global lending institution for the financing of the two Capesize vessels it has agreed to acquire, the Baltic Tiger and the Baltic Lion. Under the terms of the six-year facility, amounts borrowed are to bear interest at LIBOR plus a margin of 3.35%. The credit facility is to be repaid in 24 quarterly repayment installments of $687,500, the first of which is payable in March 2014, and a balloon payment of approximately $27.5 million payable concurrently with the last repayment installment. The Company has also negotiated an option to release the mortgage on the Baltic Tiger upon prepayment of $18 million of debt under this facility.

The Company also announced an update to its estimated drydocking schedule, which reflects an adjustment for the drydocking of the Baltic Cougar, a 2009-built Supramax vessel. The Company currently anticipates that four vessels will be drydocked during the first quarter of 2014, and that one vessel will be drydocked in each of the second and third quarters of 2014, respectively.

The following table sets forth the Company’s estimated drydocking costs for its fleet through 2014:

	Q4 2013	Q1 2014	Q2 2014	Q3-Q4 2014
Estimated Costs (1)	-	$3.9 million	$0.7 million	$1.0 million
Estimated Offhire Days (2)	-	80	20	20

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Attached as Exhibit 99.1 is a copy of a press release of the Company pertaining to the Baltic Tiger and the proposed credit facility, which is incorporated into this Item 7.01.

The information set forth under Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated December 2, 2013.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Such statements are subject to various risks, uncertainties and assumptions, including market conditions.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this Current Report on Form 8-K are the following: (i) the fulfillment of the closing conditions under, or the execution of additional documentation for, our agreements to acquire vessels; (ii) completion and funding of financing on acceptable terms; (iii) the completion of definitive documentation with respect to charters; (iv) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (v) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; and other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent reports on Form 10-Q and Form 8-K.  There can be no assurance that we will be able to obtain commercial bank financing or any other financing, or that if we do so, that it will be able to borrow all or any of the amounts committed thereunder. The Company may be liable for damages if vessel acquisitions fail to close as a result of the Company’s unwillingness, inability or other failure to pay the purchase price under previous agreements to purchase vessels.  These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Baltic Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALTIC TRADING LIMITED

DATE: December 2, 2013

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 2, 2013.